Exhibit 15



The Partners
Duke-Weeks Realty Limited Partnership




Gentlemen:

RE:  Registration Statements Nos. 333-04695, 333-26845, 333-49911,
and 333-37920

With   respect   to  the  subject  registration   statements,   we
acknowledge our awareness of the use therein of our report dated July 26, 2000 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.




KPMG LLP
Indianapolis, Indiana
August 11, 2000